UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – December 2, 2015

GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28107	88-0335710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

475 Fentress Blvd., Unit L, Daytona Beach, Florida 32114
(Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01    Entry into a Material Definitive Agreement.

On December 2, 2015, as previously disclosed in this Current Report on Form 8-K, Gilla Inc. (“Gilla” or the “Company”) closed the acquisition of all the assets of The Mad Alchemist, LLC (the “Vendor”), an E-liquid manufacturer, including the assets, rights and title to own and operate The Mad Alchemist and Replicant E-liquid brands (the “TMA Brands”), pursuant to an asset purchase agreement (the “SPA”).

The Company is filing this Amendment No. 1 to its Current Report on Form 8-K to disclose that on April 15, 2016, the Company entered into a settlement agreement (the “Settlement Agreement”) with the Vendor and the Pennington family, being Joshua Pennington, Nicole Pennington and Mike Simon (collectively, the “Pennington Family”). Subject to the terms and conditions of the Settlement Agreement, the parties settled: (i) any and all compensation and expenses owing by the Company to the Pennington Family and (ii) all remaining consideration payable by the Company to the Vendor under the SPA totaling $400,000 which was due in cash and common stock in exchange for the Company paying to the Vendor and the Pennington Family a total consideration of $133,163 payable as $100,000 in cash and $33,163 in assets as payments in kind. Of the $100,000 payable in cash, $45,000 was paid upon execution of the Settlement Agreement, $27,500 is payable thirty days following the execution of the Settlement Agreement and the remaining $27,500 payable at the later of (i) sixty days following the execution of the Settlement Agreement, or (ii) the completion of the historical audit of the Vendor. In addition, the employment agreements between the Company and Joshua Pennington and Nicole Pennington were mutually terminated and all amounts were fully settled pursuant to the Settlement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

Dated: April 25, 2016	By:	/s/ J. Graham Simmonds
Name: J. Graham Simmonds
Title: Chief Executive Officer